Exhibit 10.7
(English Translation)

AGREEMENT

Zhuanghe Port Industrial Zone Management Committee (hereafter Party A) and Dalian Heavy Mining Equipment Manufacturing Co. Ltd (hereafter Party B ), under the principle of Equal and Reciprocal Benefit, have undergone friendly negotiation regarding Party B ‘s plan to build a plant in the jurisdiction of Party A and hereby enter the following agreement for both party to perform :

Article One                           Scope and Scale of Business

1.     Party B agrees to invest in the jurisdiction of Party A. The project requires a land in the area of 132 acres (actual area depends on the result of official survey). The price for the use of land shall follow the State policy.  Party A shall provide full redemption to Party B in a form of “levy first , redeem later”. The redemption is intended to fund the Infrastructure of company. The term for use of land is 50 years.

2.     The business scope of company is researching, developing, designing, manufacturing, assembling and testing of metallurgy machinery and large sets of equipment.

3.     Amount of Investment: the total investment of RMB 130 million shall be completed within three years,  50 million of which shall be completed in 2010 for constructing the main workshops, office building and partial purchase of equipments; 30 million of which shall be completed in 2011 for equipments; 50 million of which shall be completed in 2012 for workshops, assembly sites and equipments purchase

Article Two                           Project Schedule

Before the end of November 2009, Party B shall complete the environmental assessment, the construction permit application and the other necessary early procedures to start construction.  Any delay to the issuance of construction permit caused by Party A shall give an extension to the project accordingly.

Article Three                            Duties of Party A

1.	Party A shall locate the actual place where Party B is to invest.

2.	Party A shall send its employee to assist Party B to obtain permits, make changes to the registration and acquire business licenses and so on as in the other procedures.

3.	Upon the receipt of payment for use of land, Party A shall assist Party B in the processing of expropriation license, project application and other necessary documents for constructing project.

4.           Party A guarantees Party B the preferential incentives regarding loan discount, financing aid, tax and the others from the Liaoning Province Coastal Economy Lane Focused Developing Area, Dalian City Government and Zhuanghe City Government. If any preferential incentives announced later on by the State and each level of governments, Party A guarantees Party B shall acquire the priority of such.

5.     Party A shall actively recommend Party B to the middle to small sized credit guarantee corporations within the jurisdiction of the Liaoning Province, Dalian City and Zhuanghe City for financing guarantee.

6.     Any corporate income tax and VAT of Party B levied to the local Revenue shall be returned in full for three years starting from 2009, and thereafter in 50% for another three years starting from 2012, which is intended for the development of company.

7.     Any township property tax levied to the local Revenue within two years after 2009 shall be funded back to Party B in full.

8.     Any income tax levied from the individual employee of Party B to the local Revenue shall be returned in 50% for five years after 2009. In particular, any individual employee who purchases a property of value exceed RMB 200 thousand shall enjoy 100% of tax return.

9.     Pursuant to Party B’s project schedule, Party A shall provide basic facilities, including paving roads outside the red line around the plant zone, water, sewage, electricity and one time electrical capacity upgrade, communication (telephone, broad band and cable TV). Party A shall also be responsible for resident relocation and site preparation.

10.   Any issue regarding to the environmental protection, safe production permit and fire department, as long as Party B satisfies the requirement of relevant authorities in its proposal and construction, Party A is to provide assistance in the processing of license application.

11.   Any administrative charge assumed to Party B shall be paid by Party A for three years after 2009.

12.   Party A shall return in full the Land Transfer Fee for RMB 30 thousand/acre to Party B in one time payment within 3 months after the end of the public land bidding/auctioning/listing.

Article Four                            Duties of Party B

1.     Pursuant to Party A’s requirement, Party B shall furnish all the necessary documents and submit the payment for relevant license application.

2.     Pursuant to the business proposal and project schedule, Party B shall distribute the investment fund in place and on time.

3.     Party B shall legally operate the business and pay the tax prescribed by the authority of jurisdiction to which it locates.

4.     Any drainage and sewage shall meet the State environmental standard.

5.     Any safety measures and producing activities shall satisfy the State’s safe production requirement.

6.     If the conditions for construction are met, Party B shall activate the project before November of 2009 pursuant to the proposed construction schedule and then start producing, otherwise, depending on the actual process, Party A shall reduce or even cancel the promisedpreferential incentives.

7.     The land is intended for industrial use.  Party B shall not change its intended use after obtaining the Land Use License; otherwise, Party A shall be able to repossess the land unconditionally.

8.     Party B agrees to start construction as scheduled. If the land is left for undeveloped for more than two years without any construction ever on, Party A shall be able to repossess the land unconditionally.

9.     Party B shall timely transmit the Land Transfer Fee in one time payment to the designated account of Party A.

Article Five           Breach of Contract

1.     Either Party A or Party B is committed to perform its duty.  If either party breaches contract, resulting in the damage to the other, the breaching party shall be held liable for all the damage.

2.     If Party B does not transfer the Land Use Fee on time, Party B shall be able to revoke Party B’s right to the use of land.

3.     If Party B fails to obtain Land Use License on time due to the cause of Party A, Party A shall return the Land Use Fee to Party B.

4.     If Party B fails to comply with the investment schedule as agreed by this contract, Party A shall have right to reduce or even cancel the promised preferential incentives depending on the actual processing.

5.     Unless advanced negotiation, neither Party A nor B shall disclose any information pertaining to this contract. Any disclosure by one party resulting in the damage to the other, the disclosing party shall be liable for any damage incurred.

Article Six                     Disclaimer

For any Force Majored such as Act of God, which results in the impossibility/impracticability of performance to this contract, neither party shall be held liable in law.

Article Seven               Resolution of Dispute

Any dispute arising between the parties shall be resolved through negotiation, if failed, shall be submitted to the joint supervising authority for settlement or resorted to the People’s court.

Article Eight        Miscellaneous

1.     Any issue not exhausted shall be negotiated and reduced to a supplemental agreement between and by the parties.  The supplemental agreement shall have the same effect as this contract.

2.     If any adjustment to the State macro policy occurs, the relevant provision in this contract shall apply accordingly.

Article Nine                    Effectiveness

This contract has two original copies, each held by one party to this contract, and shall take effect immediately after it is signed by both parties.

Party A: Zhuanghe Lingang Industrial Zone Managing Committee
Party B: Dalian Heavy Mining Equipment Manufacture Co. Ltd

(Seal)                                                                (Seal)

Seal in Circle: Zhuanghe Lingang Industrial Zone Managing Committee
Seal in Circle: Dalian Heavy Mining Equipment Manufacture Co. Ltd

/s/ Zhi Quian Sha                                                      /s/ Lixin Wang

Authorized Agent: Sha, Zhi Qiang                      Authorized Agent: Wang, Lixin

September 17, 2009